Exhibit 99.1
12701 Fair Lakes Circle, Fairfax, VA 22033
703.322.0881 Fax 703.322.0885
www.argonst.com
NEWS RELEASE

For Immediate Release
Argon ST Updates Fiscal Year 2006 Outlook
FAIRFAX, Va.—(BUSINESS WIRE)—November 1, 2005—Argon ST, Inc. (Nasdaq:STST) today provided an update on its guidance for fiscal years 2005 and 2006 to reflect primarily the change in status of the Aerial Common Sensor (ACS) program and the company’s October 1, 2005, acquisition of Radix Technologies, Inc.
In September 2005, the U.S. Army issued a stop-work order with respect to the ACS program, on which Argon ST is the primary communications intelligence sensor supplier. The program prime contractor, Lockheed Martin, issued Argon ST a stop-work order on September 15, 2005. Upon receipt of the stop-work order, the company re-assigned all of the employees working on the ACS program to other projects except for those employees supporting Lockheed Martin in the preparation of their response to the government. Lockheed Martin is required to submit a plan to address schedule and cost issues with respect to the ACS program to the Army by November 14, 2005, and the Army is expected to make a decision regarding the ACS program within 30 days of Lockheed Martin’s submission.
On its fiscal third quarter 2005 earnings conference call, Argon ST estimated fiscal year 2005 revenue to be in the range of $265 to $270 million, and earnings per share of $1.03 to $1.05. The Company currently estimates that it will meet or exceed this previous guidance.
Argon ST currently estimates that fiscal year 2006 revenue will be in the range of $330 million to $345 million, with earnings before interest and taxes (EBIT) estimated to be in the range of $42 million to $45 million.
These estimates include the anticipated results of Radix Technologies, Inc., acquired by Argon ST as of October 1, 2005. Radix revenue for the 12 month period ending September 30, 2005 approximated $9.8 million after the elimination of certain subcontract revenue received from Argon ST. The Company anticipates that the acquisition will be modestly accretive in fiscal year 2006.
Due to the uncertain status of the ACS program, the Company’s fiscal year 2006 estimates do not include any contribution from ACS until the end of the second fiscal quarter. In the event that Argon ST’s work on the ACS program is further delayed or terminated altogether, the company believes that demand for its sensor systems and technologies and other opportunities unrelated to the ACS program will allow the Company to achieve its fiscal year 2006 estimates.
Argon ST designs, develops, and produces systems and sensors for the Command and Control, Communications, Computers, Intelligence, Surveillance, and Reconnaissance (C4ISR) markets including SIGINT (signals intelligence), ESM (Electronic Support Measures), EW (Electronic Warfare), imaging, and acoustic systems serving domestic and worldwide markets.

Forward-Looking Statements
Statements in this press release which are not historical facts are forward-looking statements under the provision of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements are based upon Argon ST’s current expectations and assumptions and include, without limitation, statements with respect to: our estimated fiscal year 2006 revenue and earnings before interest and taxes; the expected performance of Radix; the expected schedule for determinations regarding the Aerial Common Sensor (ACS) program; the timing of our revenue and earnings from the ACS program; and our ability to compensate for any delay in or loss of work on the ACS program. Forward-looking statements are not guarantees of future performance and are based upon numerous assumptions that may not prove to be accurate. Forward-looking statements are subject to numerous risks and uncertainties, and our actual results could differ materially as a result of such risks and other factors. These risks and factors include, but are not limited to: the availability of U.S. and international government funding for our products and services; changes in the U.S. government procurement laws, regulations, policies and budgets (including changes to respond to budgetary constraints and cost-cutting initiatives); the number and type of contracts and task orders awarded to us; the exercise by the U.S. government of options to extend our contracts; our ability to retain contracts during any rebidding process; the timing of Congressional funding on our contracts; any government delay or termination of our contracts and programs, including without limitation the ACS program; difficulties in developing and producing operationally advanced technology systems; the timing and customer acceptance of contract deliverables; our ability to attract and retain qualified personnel, including technical personnel and personnel with required security clearances; charges from any future impairment reviews; the future impact of any acquisitions or divestitures we may make; the competitive environment for defense and intelligence information technology products and services; general economic, business and political conditions domestically and internationally; and other factors affecting our business that are beyond our control.
The forward-looking statements should be considered in light of these factors and other risks and uncertainties included in our SEC filings, including without limitation our Annual Report on Form 10-K for the fiscal year ended September 30, 2004.
All information in this press release is as of November 1, 2005. We undertake no obligation to update these forward-looking statements to reflect new information, future events or otherwise, except as provided by law. We also disclaim any duty to comment upon or correct information that may be contained in reports published by investment analysts or others.

CONTACT:	Argon ST, Inc.
Victor F. Sellier, 703-995-4219
vic.sellier@argonst.com
www.argonst.com

SOURCE:	Argon ST, Inc.